Exhibit 10.2
Piedmont Natural Gas Company, Inc.
2013 Retention Award Agreement
     THIS 2013 RETENTION AWARD AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of December, 2010, by and between Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Company”) and                      (the “Participant”) pursuant to the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan, as amended (the “Plan”). Capitalized terms used herein without definition have the meaning given in the Plan.
     1. Award of Retention Stock Units. The Company hereby evidences and confirms its award to the Participant, effective as of the date hereof (the “Award Date”), of                 Common Stock units. All Common Stock units awarded to the Participant under this Agreement are subject to the restrictions contained herein and are referred to as the “Retention Stock Units.” This Agreement is subordinate to, and the terms and conditions of the Retention Stock Units awarded hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference into this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
     2. Vesting of Retention Stock Units.
     (a) Vesting Period. Subject to the Participant’s continuous employment with the Company or a Subsidiary, and except as provided in Section 2(b)(i) of this Agreement or Article X of the Plan, the “Vesting Period” shall commence on the Award Date and expire, and the Retention Stock Units shall become vested, on December 15, 2013. Except for transfers by will or by the laws of descent and distribution, the Retention Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise directly or indirectly encumbered or disposed of until the expiration of the Vesting Period.
     (b) Termination of Employment. Notwithstanding anything contained in this Agreement to the contrary, (i) if the Participant’s employment is terminated during the Vesting Period because of the Participant’s death or Disability, the Vesting Period shall lapse, and the Retention Stock Units shall become fully vested, on the date of termination, and (ii) if the Participant’s employment terminates for any reason other than the Participant’s death or Disability during the Vesting Period (including, but not limited to, Retirement), the Retention Stock Units shall be forfeited and canceled as of the date of such termination.
     (c) Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion, may accelerate the expiration date of the Vesting Period at such time and upon such terms and conditions as the Committee shall determine (including upon the Retirement of the Participant).

     3. Receipt of Common Stock.
     (a) Vesting Upon Death or Disability. If the Participant’s employment terminates during the Vesting Period because of the Participant’s death or Disability, then the Company shall issue to the Participant (or to the Participant’s Designated Beneficiary in the event of the Participant’s death), on the payroll date immediately following such termination, one Share of Common Stock for each Retention Stock Unit awarded to the Participant. Notwithstanding the foregoing, the settlement of the Participant’s Retention Stock Units shall not be made before the first business day that is six months and one day after the date of the Participant’s termination of employment (or, if earlier, upon death) if the Committee reasonably believes the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and the Retention Stock Units are subject to Section 409A(a)(2)(B) of the Code. Notwithstanding anything to the contrary in the Plan or this Agreement, the Committee may in its absolute discretion alter or amend any of the provisions of this Agreement if such alteration or amendment would be required to comply with Section 409A of the Code or any regulations promulgated thereunder.
     (b) All Other Vesting. The Company shall issue to the Participant one Share of Common Stock for each Retention Stock Unit awarded to the Participant within five (5) business days after the expiration of the Vesting Period and the vesting of the Retention Stock Units.
     (c) Cancellation of Retention Stock Units. The Retention Stock Units in respect of which Shares of Common Stock are issued pursuant to Section 3(a) or (b) of this Agreement shall be canceled upon the issuance of such Common Stock. In no event shall Shares of Common Stock be issued to the Participant, or to any person or entity claiming by or through the Participant, in respect of unvested Retention Stock Units.
     4. Limitation of Rights. The Retention Stock Units do not confer upon the Participant, or the Participant’s estate or Designated Beneficiary in the event of the Participant’s death, any voting rights, any rights to receive dividends or any other rights as a shareholder of the Company unless and until Shares of Common Stock are in fact issued to such person in respect of the Retention Stock Units. Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s service at any time, nor confer upon the Participant any right to continue in the service of the Company.
     5. Payment and Withholding of Taxes. The Company shall deduct from any Shares otherwise distributable to the Participant that number of Shares having a value equal to the amount of any taxes required by law to be withheld from awards made under the Plan. The Participant may elect to have the Company withhold a greater number of Shares (up to a maximum of fifty percent (50%) of the Shares distributable to the Participant) for tax withholding.
     6. Binding Agreement. Subject to the limitation on the transferability of this award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     7. Consent to Electronic Delivery. By executing this Agreement, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Retention Stock Units via the Company’s website or other electronic delivery.
     8. Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     10. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
     11. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.
     12. Governing Law. Except to the extent superseded by the laws of the United States, this Agreement will be governed by, and construed in accordance with, the laws of the State of North Carolina without regard to principles of conflict of laws.
     13. Additional Actions. The parties will execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.
     IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Award Date.

PIEDMONT NATURAL GAS COMPANY, INC.
By:

PARTICIPANT

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